Exhibit 10.2

AMARIN CORPORATION PLC

AMENDMENT NO. 3 TO

2020 STOCK INCENTIVE PLAN

The Amarin Corporation plc 2020 Stock Incentive Plan (the “Plan”) is hereby amended by the Board of Directors and shareholders of Amarin Corporation plc as follows:

Section 2(w) of the Plan is hereby amended to read as follows:

“ISO Limit” shall mean 60,000,000 Shares, subject to adjustment as provided in the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provisions.

Section 4(a) of the Plan is hereby amended to increase the total number of Shares available for issuance under the Plan by 10,000,000 shares, such that Section 4(a) of the Plan, as so amended, shall read in its entirety as follows:

Section 4. Shares Available for Awards

(a) Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the number of Shares in respect of which Awards may be made under this Plan on any day shall not exceed the sum of (i) 60,000,000 Shares and (ii) the number of Shares that remain available for grants under the 2011 Plan as of the July 13, 2020 (“the Plan Limit”). Shares to be issued under the Plan may be either authorized but unissued Shares, or Shares acquired in the open market or otherwise. If any award over Shares granted under this Plan, the 2011 Plan or the 2002 Plan expires or is forfeited, surrendered, canceled or otherwise terminated in whole or in part without Shares being issued (“Lapsed Award”), then the Shares subject to such Lapsed Award may, at the discretion of the Committee, be made available for subsequent grants under the Plan; provided, however, that Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be considered a Lapsed Award. Notwithstanding the foregoing, the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed the ISO Limit.

ADOPTED BY BOARD OF DIRECTORS: FEBRUARY 8, 2024
ADOPTED BY SHAREHOLDERS: APRIL 18, 2024